UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report:

(Date of earliest event reported)

July 12, 2013

FROZEN FOOD EXPRESS INDUSTRIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Texas	1-10006	75-1301831
(State or Other Jurisdiction of Incorporation)	COMMISSION FILE NUMBER	(IRS Employer Identification No.)

1145 Empire Central Place Dallas, Texas 75247-4305		(214) 630-8090
(Address of Principal Executive Offices)		(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement

(a)	Agreement and Plan of Merger with Duff Brothers Capital Corporation

On July 12, 2013, Frozen Food Express Industries, Inc., a Texas corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Duff Brothers Capital Corporation, a Texas corporation (“Parent”), and Duff Brothers Subsidiary, Inc., a Texas corporation and direct, wholly owned subsidiary of Parent (“Merger Sub”).

The Offer and the Merger

Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Parent will commence a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $1.50 per share, of the Company (the “Common Stock”) not already owned by Parent or its affiliates at a purchase price of $2.10 per share, net to the seller thereof in cash (the “Offer Price”), without interest and subject to any required withholding of taxes. The Merger Agreement provides that the Offer will commence as promptly as practicable, subject to certain conditions. Additionally, the Merger Agreement provides that the initial offer period of the Offer will expire at midnight (Eastern time) on the twentieth (20th) business day following the commencement of the Offer, subject to certain extension rights and obligations set forth in the Merger Agreement. Subject to the terms and conditions of the Merger Agreement, promptly after the later of (i) twenty (20) business days and (ii) the earliest date as of which the Minimum Condition (as defined below) has been satisfied and each other offer condition has been satisfied, or waived by Parent, Parent will consummate the Offer.

The Merger Agreement provides that after consummation of the Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) and the Company will become an indirect, wholly-owned subsidiary of Parent. In the Merger, each outstanding share of Company Common Stock that was not tendered pursuant to the Offer (other than shares of Common Stock owned by the Company, Parent or Merger Sub or any of their affiliates or shares held by shareholders who properly demand appraisal) will be converted into the right to receive cash in an amount equal to the Offer Price, subject to any required withholding of taxes and without interest. The closing of the Merger is subject to approval of the Merger by the holders of two-thirds of the outstanding shares of Common Stock; however, if Parent holds at least 90% of the outstanding shares of Common Stock immediately prior to the Merger, and Parent elects to contribute all shares it holds to Merger Sub, Merger Sub may effect the Merger as a short-form merger pursuant to Section 10.006 of the Texas Business Organizations Code, without additional approval by the Company’s shareholders. Otherwise, the Company would hold a special shareholders’ meeting to obtain shareholder approval of the Merger. The Merger is also conditioned upon the absence of certain legal restraints and the acceptance of payment by Parent of all the shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

Offer Conditions and Closing Conditions

The obligation of Parent to purchase shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement. Parent will have no obligation to purchase the tendered shares if: (i) immediately prior to the expiration of the Offer (as extended it may be extended in accordance with the Merger Agreement, the “Expiration Time”), there have not been validly tendered and not validly withdrawn the number of shares (including unvested Company restricted stock awards) that when added to the shares then beneficially owned by Parent and its Subsidiaries would represent one share more than sixty-six and two-thirds percent (66 2/3%) of the sum of all shares of the Company then issued and outstanding (such condition, the

“Minimum Condition”); or (ii) any of the following events or conditions exist at scheduled expiration of the Offer:

•

certain material representations and warranties of the Company set forth in the Merger Agreement are not true and correct in all material respects as of the date of the Merger Agreement, and are not true and correct in all material respects at and as of the Expiration Time as if made on and as of the Expiration Time (it being understood that, for purposes of determining the accuracy of such representations and warranties, (a) all materiality qualifications contained in such representations and warranties shall be disregarded and (b) any update of or modification to the Company disclosure letter purported to have been made after the date of the Merger Agreement will be disregarded);

•

the remaining representations and warranties of the Company set forth in the Merger Agreement are not true and correct in all respects as of the date of the Merger Agreement, and are not true and correct in all respects at and as of the Expiration Time as if made on and as of the Expiration Time, except as would not (in the aggregate) reasonably be expected to have a material adverse effect on the Company (it being understood that, for purposes of determining the accuracy of such representations and warranties, (a) all materiality qualifications contained in such representations and warranties shall be disregarded, (b) any update of or modification to the Company disclosure letter purported to have been made after the date of the Merger Agreement will be disregarded and (c) the truth and correctness of those representations or warranties that address matters only as of a specific date will be measured as of such date);

•

the Company has materially breached any or failed to comply in all material respects with any covenants and obligations that the Company is required to comply with or to perform under the Merger Agreement prior to the Expiration Time;

•	any applicable waiting period to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or otherwise terminated;

•

since the date of the Merger Agreement, no Company material adverse effect has occurred and is continuing or an event has occurred or circumstances exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company material adverse effect;

•

any court of competent jurisdiction has issued any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Offer or the Merger or any action taken, or any law which, directly or indirectly, prohibits or makes illegal, the acceptance for payment of or payment for shares of the Company or the consummation of the Offer or the Merger;

•

there is any litigation pending or threatened in writing by a governmental authority (a) challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger, (b) seeking to restrain or prohibit Parent’s or its affiliates’ ownership or operation of the business of the Company, or of Parent or its affiliates, or to compel Parent or any of its affiliates to dispose of or hold separate any material portion of the business or assets of the Company or of Parent or its affiliates, (c) seeking to impose or confirm material limitations on the ability of Parent or any of its affiliates effectively to exercise full rights of ownership of the shares of the Company, or (d) relating to the Offer, Merger, or any of the other transactions contemplated in the Merger Agreement and seeking to obtain from Parent, Merger Sub, or Company, or any of their affiliates, any damages or other relief in excess of available insurance and such excess damages or other relief, when added to any judgments in or settlements of legal proceedings pending against the Company since the date of the Merger Agreement in excess of the aggregate amounts reserved for said judgments and/or settled claims on the reserve reports of the Company and/or its subsidiaries as of June 30, 2013, exceed $750,000.00 in the aggregate;

•

there is any pending litigation relating to the Offer, Merger, or any of the other transactions contemplated in the Merger Agreement that assert claims for damages alleged to be payable by Parent, Merger Sub, or Company, or any of their affiliates, directly or indirectly, that could reasonably be expected to result in a reasonable risk of damages in excess of available insurance;

•	the Company has not provided Parent with a certificate, signed by an executive officer of the Company on behalf of the Company, stating that, as of such date, certain conditions have been satisfied;

•	certain employee benefit plans of the Company have not been frozen, or suspended, or additional awards have been made thereunder;

•	certain employee benefit plans of the Company have not been terminated;

•	the Rights Agreement (as defined below) has not been amended to exclude the transactions contemplated under the Merger Agreement;

•

any Supporter Shareholder (as defined below) signing a Tender and Voting Agreement (as defined below) with Parent or Merger Sub shall have breached the provisions thereof and such breach, if capable of being cured, shall not have been cured on or before the date three (3) business days prior to the Expiration Time; or

•

since the date the Merger Agreement, there shall have been judgments in or settlements of legal proceedings pending against the Company, in the aggregate in excess of $750,000.00 greater than the aggregate amounts reserved for said judgments and/or settled claims on the reserve reports of the Company and/or its subsidiaries as of June 30, 2013.

Top-Up Option

The Company has also granted to Parent an irrevocable right (the “Top-Up Option”), which Parent may exercise following consummation of the Offer, if necessary, to purchase from the Company, at a price per share equal to the Offer Price, the number of shares of Common Stock equal to the lesser of: (i) the number of newly issued shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and any of its subsidiaries at the time of exercise of the Top-Up Option, would constitute one share more than 90% of the shares of Company Common Stock then outstanding after giving effect to the issuance of the Top-Up Shares or (ii) the aggregate number of shares of Common Stock that the Company is authorized to issue under its organizational documents, but that are not issued and outstanding (and are not subscribed for, reserved for issuance or otherwise committed to be issued) at the time of exercise of the Top-Up Option; provided, however, that the obligation of the Company to deliver the Top-Up Option Shares is subject to the conditions that (i) no law or order prohibits the exercise or delivery of the Top-Up Option without Shareholder approval; and (ii) Parent has accepted for payment and paid for all shares of Common Stock validly tendered in the Offer and not withdrawn.

If Parent, Merger Sub and any of their respective affiliates acquire at least 90% of the outstanding shares of Common Stock, including through exercise of the Top-Up Option, Merger Sub will complete the Merger through the “short-form” procedures described above available under Texas law.

Effect on Restricted Stock Awards and Options

All outstanding and unvested restricted stock awards under the Company’s restricted stock plans will be permitted to tender into the Offer. All restricted stock awards, whether or not tendered into the Offer, will automatically accelerate and vest immediately prior to the offer acceptance time. All performance-based restricted stock awards were cancelled immediately prior to entering into the Merger Agreement. Any outstanding stock options with an exercise price greater than or equal to the Offer Price will be cancelled at the effective time of the Merger. All outstanding stock options are anticipated to be cancelled.

Directors

Effective as of Parent first accepting payment for the shares of Common Stock validly tendered in the offer, Parent will be entitled to designate the number of directors on the Company’s board of directors as is equal to the product of (i) the total number of directors on the board, multiplied by (ii) the percentage of the total number of shares of Common Stock issued and outstanding beneficially owned by Parent at such time.

Representations and Warranties; Covenants

The Company has made customary representations and warranties to Parent and Merger Sub in the Merger Agreement. The Company has also agreed to customary covenants, including, among other things, covenants (i) to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the closing of the Merger, and (ii) if required by law, to cause a meeting of the Company’s shareholders to be held to consider the adoption of the Merger Agreement. Each of Parent and Merger Sub has made customary representations and warranties to the Company in the Merger Agreement, including that Parent has on hand sufficient funds to complete the Offer and the Merger. In addition, the Merger Agreement contains customary covenants of Parent and Merger Sub.

Go-Shop Period; Non-Solicitation Period

The Company is permitted to solicit inquiries or engage in discussions with third parties relating to “Takeover Proposals” (as defined in the Merger Agreement) for a 10 business day “go-shop” period after signing of the Merger Agreement and with certain parties who make written competing proposals during the “go-shop” period (the “Excluded Party”). After such period, the Company may continue discussions with any Excluded Party for so long as such party remains an Excluded Party, and the Company may not solicit or initiate discussions with third parties regarding other proposals to acquire the Company and has agreed to certain restrictions on its ability to respond to such proposals, subject to the fulfillment of certain fiduciary duties of the Company’s board of directors. The Company must give Parent three business days’ notice (whether during or after the “go-shop” period) before the board of directors of the Company is permitted to change its recommendation or terminate the Merger Agreement to accept a “superior proposal” (as defined in the Merger Agreement).

Change of Board Recommendation

At any time before the Offer acceptance time, the Board may change its recommendation if (i) the Company has not breached its non-solicitation covenant, (ii) after consultation with outside counsel, it determines in good faith that a failure to do so would be inconsistent with its fiduciary duties under applicable law, (iii) Parent shall have been provided with at least three business days prior notice and (iv) if made in connection with a “takeover proposal” (as described below) and the Board shall have determined, in good faith and after consultation with its financial advisor, that such takeover proposal constitutes a “superior proposal” (as described below), the Company shall have provided Parent with the material terms and conditions and other facts of such takeover proposal, the Company shall have given Parent three business days after receipt of the notice of change of Board recommendation to propose revisions to the Merger Agreement and shall have negotiated in good faith with respect to such proposed revisions and, after considering the results of such negotiations and taking into account the proposals made by Parent, after consultation with outside legal counsel, the Board has determined in good faith that the failure to change its recommendation would be inconsistent with its fiduciary duties. In the event of a material amendment to any such takeover proposal, such takeover proposal shall again be subject to such procedures except that the period of negotiations with Parent shall be reduced to two business days. In no event shall the aggregate period of negotiation with respect to any takeover proposal (including any amendments thereto) exceed ten business days. A “superior proposal” is defined in the Merger Agreement and generally means any bona fide takeover proposal that relates to 100% of the outstanding shares of Common Stock or all or substantially all of the assets of the Company and the Board determines, in consultation with its legal and financial advisors, is on terms and conditions more favorable, from a financial point of view, to the shareholders of the Company than those contemplated by the Merger Agreement (after taking into account any alterations to the Merger Agreement agreed to in writing by Parent in response thereto) and is reasonably likely to be consummated (if accepted) on the terms set forth in the proposal.

Termination; Termination Fees and Parent Expenses

The Merger Agreement contains certain termination rights for both the Company and Parent, including, among others, if the Offer has not been consummated on or before November 29, 2013; provided, that if any of certain conditions set forth in the Merger Agreement have not been satisfied but all other conditions (other than the Minimum Condition) are satisfied or are capable of being satisfied by such date, then the Termination Date may be extended by either party to midnight Eastern time on December 27, 2013, upon written notice on or prior to November 27, 2013. Upon termination of the Merger Agreement under specified circumstances, including a termination by the Company to enter into an agreement for an alternative transaction pursuant to a “superior proposal” or upon an adverse change in the board’s recommendation, the Company has agreed to pay Parent a termination fee of $1.15 million, plus reimbursement for all reasonable, documented out-of-pocket costs and expenses incurred by affiliates of Parent, including, without limitation, the expenses of affiliates to supply personnel used as consultants of Parent in connection with the transactions contemplated by the Merger Agreement, not to exceed $250,000.00, the reasonable, documented out-of-pocket legal fees, expenses or costs incurred by Parent and certain of its affiliates, and other reasonable out-of-pocket fees incurred by Parent and certain of its affiliates, including costs incurred in connection with due diligence, negotiation and preparation of the Merger Agreement and the documents contemplated therein. If the Merger Agreement is terminated because, among other reasons, the Offer is not consummated due to failure to meet the Minimum Condition, the Company has agreed to reimburse Parent for expenses as described above. If the Company consummates a takeover proposal within 365 days following the date of such termination, the Company will also pay Parent the termination fee described above.

Summary Disclaimer

This summary of the principal terms of the Merger Agreement and the copy of the Merger Agreement filed as an exhibit to this Form 8-K are intended to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the Securities and Exchange Commission (“SEC”). In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company. The foregoing description of the Offer, Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated into this report by reference.

A copy of the Merger Agreement is provided with this report solely to inform investors of its terms. The Merger Agreement contains representations and warranties by the Company, on the one hand, and by Parent and Merger Sub, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by certain disclosures not contained in the Merger Agreement that modify, qualify and create exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders or may have been used for the purpose of allocating risk between the Company, on the one hand, and Parent and Merger Sub, on the other hand. Accordingly, investors should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the Company, Parent or Merger Sub at the time they were made or otherwise.

Material Relationships

The Company knows of no material relationship between the Company and Parent or Merger Sub other than with respect to the Merger Agreement, the Tender and Voting Agreements (as defined below) and the following:

•	As of July 11, 2013, Parent and/or its affiliates own 1,050,124 shares of Company Common Stock, representing approximately 5.78% of the outstanding Company Common Stock.

•	The Company and Parent are parties to a confidentiality and standstill agreement related to the Company’s sale process.

•	An affiliate of Parent is a supplier to the Company and its subsidiaries for commercial tires and services in the ordinary course of business.

Tender and Voting Agreements

Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Parent entering into the Merger Agreement, Parent entered into a Tender and Voting Agreement (each, a “Tender and Voting Agreement”) with each of Stoney M. Stubbs, Jr., the Company’s Chairman of the Board, S. Russell Stubbs, the Company’s President and Chief Executive Officer, and John Hickerson, the Company’s Executive Vice President and Chief Operating Officer (the “Supporting Shareholders”). Pursuant to the Tender and Voting Agreement, each Supporting Shareholder has (i) agreed, among other things: (a) to tender in the Offer all of such shareholder’s Company Common Stock; and (b) that, in the event a vote of the Company’s shareholders is required in furtherance of the Merger Agreement or the transactions contemplated thereby, including the Merger, such shareholder will vote all of such shareholder’s Company Common Stock (to the extent any such Company Common Stock is not purchased in the Offer) in favor of the approval of the Merger and the adoption of the Merger Agreement and against any proposal inconsistent therewith, and (ii) provided certain other covenants and releases related to the transactions contemplated by the Merger Agreement. The Tender and Voting Agreements will automatically terminate upon the termination of the Merger Agreement in accordance with its terms.

The Company Common Stock currently owned by the Supporting Shareholders represents in the aggregate approximately 12.8% of the currently outstanding Company Common Stock. Copies of the Tender and Voting Agreements are filed herewith as Exhibits 2.2, 2.3 and 2.4 and are incorporated by reference herein. The description of certain terms of the Tender and Voting Agreements set forth herein does not purport to be complete and is qualified in its entirety by reference to the Tender and Voting Agreements.

Keepwell Agreement

In connection with the entry into the Merger Agreement, James E. Duff and Thomas M. Duff (the “Obligors”), the beneficial owners of all the outstanding equity of Parent, have entered into a Keepwell Agreement in favor of the Company, dated July 12, 2013 (the “Keepwell Agreement”). Pursuant to the Keepwell Agreement, the Obligors have agreed to take no action, or omit to take any action, that would cause a withdrawal from, stop-payment, or lien upon Parent’s funds for its financial obligations under the Merger Agreement to pay promptly after the expiration of the Offer for all shares of Common Stock of the Company validly tendered and not properly withdrawn pursuant to the Offer, subject to certain terms and conditions. The Keepwell Agreement will terminate upon the earliest to occur of: (i) the closing date of the Merger Agreement, provided that all obligations under the Merger Agreement to be paid or performed on or before that date have been paid or performed and (ii) upon any termination of the Merger Agreement in accordance with its terms.

The foregoing description of the Keepwell Agreement is not complete and is subject to and qualified in its entirety by reference to the Keepwell Agreement, a copy of which is attached hereto as Exhibit 2.5 and the terms of which are incorporated herein by reference.

Amendments to Change in Control Agreements

In connection with the Company’s entry into the Merger Agreement, on June 12, 2013, the Company entered into an amendment to the change in control agreements (the “Change in Control Agreements”) with each of S. Russell Stubbs and John Hickerson (each, a “Change in Control Amendment”). Each amendment revises the definition of a “change in control” that would trigger the payment obligations of the Company under the agreement to exclude (i) any transaction, including the Merger, with Thomas M. Duff, James E. Duff, or any of their affiliates, including Parent (the “Duffs”) and (ii) any transaction that occurs while the Duffs are the beneficial owner of more than 15% of the Company’s outstanding Common Stock. The Change in Control Amendments also provide for termination of the Change in Control Agreements on the date that is six (6) months after the Duffs obtain beneficial ownership of more than 15% of the Company’s outstanding Common Stock, on or after which the executive will no longer be entitled to any payment or benefits under the Change in Control Agreement.

The foregoing description of the Change in Control Amendments is not complete and is subject to and qualified in its entirety by reference to the Change in Control Amendments, copies of which are attached hereto as Exhibits 10.1 and 10.2 and the terms of which are incorporated herein by reference.

Fourth Amendment to Rights Agreement

In connection with the Company’s entry into the Merger Agreement, on June 12, 2013, the Company entered into the Fourth Amendment (the “Rights Agreement Amendment”) to the Rights Agreement (as defined below) with Registrar and Transfer Company, as Rights Agent. Capitalized terms used in this subsection of Item 1.01 and not otherwise defined in this report have the meaning ascribed to them in the Rights Agreement dated as of June 14, 2000, between the Company and Registrar and Transfer Company, as successor to Fleet National Bank, as Rights Agent (as amended, the “Rights Agreement”).

The Rights Agreement Amendment provides, among other things, that none of (i) the announcement of the Merger Events (as defined in the Rights Agreement Amendment), (ii) the execution, delivery and performance of the Merger Agreement and the acquisition of, or right or obligation to acquire, beneficial ownership of Company common stock as a result of the execution of the Merger Agreement, (iii) the conversion of Company common stock into the right to receive the merger consideration under the Merger Agreement or (iv) the consummation of the Merger Events or any other transaction contemplated by the Merger Agreement will cause (a) Parent, Merger Sub or any of their Affiliates or Associates to become an Acquiring Person or (b) the occurrence of a Flip-In Event, a Flip-Over Event, a Separation Date or a Stock Acquisition Date under the Rights Agreement.

In addition, the Rights Agreement Amendment provides that the Rights will expire immediately prior to the effective time of the Merger, but only if the Merger is completed. Except as amended by the Amendment, the Rights Agreement remains in full force and effect.

The foregoing description of the Rights Agreement Amendment is not complete and is subject to and qualified in its entirety by reference to the Rights Agreement Amendment, a copy of which was previously filed as Exhibit 4.5 to the Company’s Amendment No. 3 to Form 8-A, filed with the SEC on July 15, 2013, the terms of which are incorporated herein by reference.

Fourth Amendment to Loan and Security Agreement

On July 12, 2013, FFE Transportation Services, Inc., Lisa Motor Lines, Inc., Conwell Corporation, and FFE Logistics, Inc. (the “Borrowers”), and the Company and certain of its subsidiaries (the “Guarantors”), executed the Fourth Amendment (the “Credit Agreement Amendment”) to a certain Loan and Security Agreement, dated March 28, 2011 (as amended, the “Credit Agreement”), by and among the Borrower, the Guarantors and Bank of America, N.A., as Agent Bank for the lenders under the Credit Agreement.

Under the Credit Agreement, the Company was required to meet a minimum fixed charge coverage ratio if the borrowing availability fell below $7 million at any point in time. The Credit Agreement Amendment amends the Credit Agreement such that: the Company must meet a minimum fixed charge coverage ratio if (i) as of any date from the closing date of the Credit Agreement through and including September 30, 2013, the availability is less than $6 million for a period of three consecutive days or is less than $5.5 million for any day; (ii) as of any date from October 1, 2013 through and including December 31, 2013, the availability is less than $7 million for a period of three consecutive days or is less than $6.5 million for any day; (iii) as of any date from January 1, 2014 through and including March 31, 2014 the availability is less than $9 million; or (iv) as of any date on or after April 1, 2014, the availability is less than $10 million. Each availability amount is subject to certain adjustments related to the sale of real estate by the Borrowers.

The foregoing description of the Credit Agreement Amendment is not complete and is subject to and qualified in its entirety by reference to the Credit Agreement Amendment, a copy of which is attached hereto as Exhibit 10.3 and the terms of which are incorporated herein by reference.

ITEM 3.02.	Unregistered Sales of Equity Securities

In connection with the Company’s entry into the Merger Agreement, the Company granted to Parent the Top-Up Option, which under certain circumstances would permit Parent to purchase from the Company, at a price per share equal to the Offer Price, the number of shares of Common Stock equal to the lesser of: (i) the number of newly issued shares of Company

Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and any of its subsidiaries at the time of exercise of the Top-Up Option, would constitute one share more than 90% of the shares of Company Common Stock then outstanding after giving effect to the issuance of the Top-Up Shares or (ii) the aggregate number of shares of Common Stock that the Company is authorized to issue under its organizational documents, but that are not issued and outstanding (and are not subscribed for, reserved for issuance or otherwise committed to be issued) at the time of exercise of the Top-Up Option; provided, however, that the obligation of the Company to deliver the Top-Up Option Shares is subject to the conditions that (i) no law or order prohibits the exercise or delivery of the Top-Up Option without Shareholder approval; and (ii) Parent has accepted for payment and paid for all shares of Common Stock validly tendered in the Offer and not withdrawn.

ITEM 3.03.	Material Modification to Rights of Security Holders

(a)	The information included under Item 1.01. Entry into a Material Definitive Agreement – Fourth Amendment to Rights Agreement is incorporated herein by reference.

ITEM 5.02.	Departed of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	The information included under Item 1.01. Entry into a Material Definitive Agreement – Amendments to Change of Control Agreements is incorporated herein by reference.

ITEM 8.01	Other Events

On July 15, 2013, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Additional Information and Where to Find It

The tender offer described in the communication has not yet commenced and this communication is neither an offer to purchase nor a solicitation of an offer to sell shares of common stock of the Company. At the time the tender offer is commenced, Parent will file with the SEC a Tender Offer Statement on Schedule TO, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. The Company shareholders and other investors are strongly advised to read the tender offer materials (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement, as they may be amended from time to time, because they will contain important information which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all Company shareholders at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will also be available for free at the SEC’s website at www.sec.gov. Free copies of these materials and other tender offer documents will also be made available by the information agent for the tender offer.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by the Company at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward-Looking Statements

This report contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to the acquisition of the Company by Parent. All statements relating to plans, strategies, objectives, expectations and intentions, all statements identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project”, and similar expressions and all statements other than historical facts included in this communication, including, but not limited to, the statements regarding the timing and the closing of the tender offer and merger transactions, the expected benefits of the transaction, any plans to operate the Company post-closing and any assumptions underlying any of the foregoing, are forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from expectations and projections. Risks and uncertainties include, among other things, uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Company’s shareholders will tender their stock in the tender offer; the possibility that various closing conditions to the tender offer and merger transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction; that there is a material adverse change to the Company; any material adverse development in pending or threatened litigation involving the Company; other business effects, including effects of industry, economic or political conditions outside the Company’s control; transaction costs; actual or contingent liabilities; as well as other cautionary statements contained elsewhere herein and in the Company’s periodic reports filed with the SEC including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this communication. The Company expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information about the Company is available at www.ffeinc.com.

ITEM 9.01.	Financial Statements and Exhibits

(a)	Financial statements of business acquired.
Not applicable.

(b)	Pro-forma financial information.
Not applicable.

(c)	Shell company transactions.
Not applicable.

(d)	Exhibits

	2.1*	Agreement and Plan of Merger by and among Duff Brothers Capital Corporation, Duff Brothers Subsidiary, Inc., and Frozen Food Express Industries, Inc., dated as of July 12, 2013 (copies of the schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K will be furnished supplementally to the Commission upon request).

	2.2*	Tender and Voting Agreement by and among Duff Brothers Capital Corporation, Duff Brothers Subsidiary, Inc., and Stoney M. Stubbs, Jr., dated as of July 12, 2013.

	2.3*	Tender and Voting Agreement by and among Duff Brothers Capital Corporation, Duff Brothers Subsidiary, Inc., and S. Russell Stubbs, dated as of July 12, 2013.

	2.4*	Tender and Voting Agreement by and among Duff Brothers Capital Corporation, Duff Brothers Subsidiary, Inc., and John Hickerson, dated as of July 12, 2013.

	2.5*	Keepwell Agreement made by James E. Duff and Thomas M. Duff in favor of Frozen Food Express Industries, Inc., dated as of July 12, 2013.

	4.1	Fourth Amendment to the Rights Agreement, dated July 12, 2013, by and between Frozen Food Express Industries, Inc. and Registrar and Transfer Company, as Rights Agent (filed as Exhibit 4.5 to the Company’s Form 8-A/A Amendment No. 3 filed on July 15, 2013 and incorporated herein by reference).

10.1*	First Amendment to the Amended and Restated Change of Control Agreement by and between Frozen Food Express Industries, Inc. and S. Russell Stubbs, dated as of July 12, 2013.

10.2*	First Amendment to the Amended and Restated Change of Control Agreement by and between Frozen Food Express Industries, Inc. and John Hickerson, dated as of July 12, 2013.

10.3*	Fourth Amendment to Loan and Security Agreement, by and among Bank of America, N.A. as agent, the lenders thereto, FFE Transportation Services, Inc., as borrower, and certain of its affiliates, dated as of July 12, 2013.

99.1*	Press Release, issued July 15, 2013.

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FROZEN FOOD EXPRESS INDUSTRIES, INC.

Dated: July 15, 2013	By:	/s/ Steven D. Stedman
Vice President, Interim Chief Financial Officer and Treasurer

Exhibit Index

Exhibit

2.1*

Agreement and Plan of Merger by and among Duff Brothers Capital Corporation, Duff Brothers Subsidiary, Inc., and Frozen Food Express Industries, Inc., dated as of July 12, 2013 (copies of the schedules and exhibits omitted pursuant to

Item 601(b)(2) of Regulation S-K will be furnished supplementally to the Commission upon request).

2.2*	Tender and Voting Agreement by and among Duff Brothers Capital Corporation, Duff Brothers Subsidiary, Inc., and Stoney M. Stubbs, Jr., dated as of July 12, 2013.

2.3*	Tender and Voting Agreement by and among Duff Brothers Capital Corporation, Duff Brothers Subsidiary, Inc., and S. Russell Stubbs, dated as of July 12, 2013.

2.4*	Tender and Voting Agreement by and among Duff Brothers Capital Corporation, Duff Brothers Subsidiary, Inc., and John Hickerson, dated as of July 12, 2013.

2.5*	Keepwell Agreement made by James E. Duff and Thomas M. Duff in favor of Frozen Food Express Industries, Inc., dated as of July 12, 2013.

4.1	Fourth Amendment to the Rights Agreement, dated July 12, 2013, by and between Frozen Food Express Industries, Inc. and Registrar and Transfer Company, as Rights Agent (filed as Exhibit 4.5 to the Company’s Form 8-A/A Amendment No. 3 filed on July 15, 2013 and incorporated herein by reference).

10.1*	First Amendment to the Amended and Restated Change of Control Agreement by and between Frozen Food Express Industries, Inc. and S. Russell Stubbs, dated as of July 12, 2013.

10.2*	First Amendment to the Amended and Restated Change of Control Agreement by and between Frozen Food Express Industries, Inc. and John Hickerson, dated as of July 12, 2013.

10.3*	Fourth Amendment to Loan and Security Agreement, by and among Bank of America, N.A. as agent, the lenders thereto, FFE Transportation Services, Inc., as borrower, and certain of its affiliates, dated as of July 12, 2013.

99.1*	Press Release, issued July 15, 2013.

*	Filed herewith